General Steel Holdings, Inc., Acquires Controlling Interest in
Hancheng Tongxing Metallurgy Co., Ltd.

BEIJING, China, January 14, 2008 / Xinhua-PRNewswire/--General Steel Holdings, Inc. (“General Steel”), (AMEX: GSI), one of China's leading non-state owned steel products producer, announced today that through its joint venture, Shaanxi Longmen Iron and Steel Co., Ltd. (“Joint Venture”), it has obtained final government approval to acquire a controlling interest in Hancheng Tongxing Metallurgy Co., Ltd. (“Tongxing”). Final government approval was received January 10, 2008. The acquisition will contribute to revenues and is expected to be accretive to earnings.

The Joint Venture entered into an agreement with Hancheng Tongxing Metallurgy Co., Ltd. (“Tongxing”) to contribute its own land of 217,487 square meters (approximately 53 acres) at the appraised value of RMB 30,227,333 (approximately US $4.1 million). Pursuant to the agreement, the land will be converted into shares valued at approximately RMB 22,744,419 (US $3.1 million), providing the Joint Venture with a stake of 22.76% in Tongxing and making it Tongxing’s largest and controlling shareholder.

Henry Yu, CEO and Chairman of General Steel said, “We are extremely happy to attain a controlling interest position in Tongxing. As a fully-integrated steel producing facility, we are keenly interested in gaining greater control over both the supply of and costs of our raw materials. Tongxing’s operations in coking coal, power generation and, most importantly, iron ore are key in enhancing our ability to control input costs and bolster gross margins.”

About the New Subsidiary - Operations

Hancheng Tongxing Metallurgy Co., Ltd. has 2 core operating areas: coking coal production and rebar processing. It’s coking coal operations have an annual production capacity of 250,000 tons. It’s rebar processing facility has an annualized yield of 300,000 tons. Both operations provide products and services exclusively to the Joint Venture. Tongxing also owns a 38% share in the Shaanxi Xinglong Power Plant Co., Ltd. (“Xinglong”). This subsidiary has two 25MW power generating units which produce electricity from gas emitted from the Joint Venture’s blast furnaces. Last year, the power plant generated over 300 million KW. Xinglong’s electricity is sold exclusively to the Joint Venture.

About the New Subsidiary - Mining Interest

Tongxing owns 11% of the Daxigou iron ore mine, located 200 kilometers from the Joint Venture. This mine has 300 million tons of proven iron ore reserves. Controlling ownership of the mine is held by the Shaanxi Longmen Iron and Steel Group Co., Ltd., the Joint Venture’s strategic partner. The Joint Venture has first rights of refusal for all sales from the mine as well as future development rights. In 2007, approximately 240,000 tons of iron ore were mined from the site. The expected yield for 2008 is 800,000 tons moving toward an annualized goal of 3 million tons in 2010. Similar quality iron ore would cost approximately RMB 809 per ton (US $111) at current market prices.

About General Steel Holdings, Inc.

General Steel Holdings, Inc., headquartered in Beijing, operates a diverse portfolio of Chinese steel companies. With 3 million tons aggregate production capacity, its companies serve various industries and produce a variety of steel products including reinforced bar (rebar), hot-rolled carbon and silicon sheet and spiral-weld pipe. The Company has steel operations in Shaanxi province (central China), Inner Mongolia autonomous region (northwest China) and Tianjin municipality (northeast China).

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements which will be made are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company's Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

For more information, please contact:

Ross Warner, General Steel Holdings, Inc.	Ted Haberfield, HC International, Inc.
Tel: +86-10-5879-7346 (Beijing)	Tel +1-760-755-2716
Email: ross@gshi-steel.com	Email: thaberfield@hcinternational.net
Skype: ross.warner.generalsteel	web: hcinternational.net